KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - January 5, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended December 31, 2011 total sales increased 1.7 percent and comparable store sales decreased 0.1 percent from the five-week month ended January 1, 2011. Year to date, total sales increased 2.3 percent and comparable store sales increased 0.5 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our December sales results were short of our expectations although much improved over November's results. Our e-commerce business increased 48% over last year and we remain on track to hit $1 billion in e-commerce sales for fiscal 2011. Our results were adversely affected by sluggish sales in cold-weather categories. As a result, we have taken action to ensure our inventories are at an appropriate level entering next year."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
December	$ 3,246	$ 3,192	1.7%	5.9%	(0.1)%	3.9%
Quarter to date	5,176	5,214	(0.7)	6.7	(2.5)	4.8
Year to date	17,962	17,566	2.3	7.2	0.5	4.6

As a result of its quarter-to-date performance, the Company now expects diluted earnings per share of $1.70 to $1.73 for the fourth quarter and $4.20 to $4.23 for fiscal 2011 versus its previous guidance of $1.93 to $2.04 for the fourth quarter and $4.41 to $4.52 for fiscal 2011.

The Company operates 1,127 stores in 49 states, compared to 1,089 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, January 5, 2012 until 8:30 p.m. ET on Friday, January 6, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K/A, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,127 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Sr. Executive Vice President & Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Sr. Vice President - Public Relations, (262) 703-1464